LEDGEWOOD LAW FIRM                  Exhibit 5
                        A PROFESSIONAL CORPORATION
                            1521 LOCUST STREET
                    PHILADELPHIA, PENNSYLVANIA 19102-3723
                                  ---------
             TELEPHONE: (215) 731-9450  o  FAX: (215) 735-2513



                              April 29, 1996


Resource America, Inc.
1521 Locust Street, Suite 400
Philadelphia, PA 19102

Gentlemen/Ladies:

     We have acted as counsel to Resource America, Inc. ("RAI") in connection with the preparation and filing by RAI of a registration statement (the "Registration Statement") on Form S-8 under the
Securities Act of 1933, as amended (the "Act"), with respect to the registration of options (the "Options") to purchase 4,494.40 shares of RAI Class A Common Stock, par value $.01 per share (the "Common Stock"), issued or to be issued in connection with the Resource America 1984 Key Employee Stock Option Plan (the "Plan"), and the Common Stock underlying the Options upon exercise thereof. In connection therewith, you have requested our opinion as to certain matters referred to below.

     In our capacity as such counsel, we have familiarized ourselves with the actions taken by RAI in connection with the registration of the Options and the Common Stock. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.
We are attorneys admitted to practice in the Commonwealth of Pennsylvania and, accordingly, we express no opinion with respect to matters governed by the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. RAI is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware. RAI has full power and authority to issue the Common Stock.

     2. When issued as set forth in the Registration Statement, the Options will be validly issued, fully paid and non-assessable and when issued and paid for in accordance with the terms of the Options, the Common Stock will be validly issued, fully paid and non-assessable.

     We consent to the references to this opinion and to Ledgewood Law Firm, P.C., in the Prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /S/ Ledgewood Law Firm, P.C.

                                    Ledgewood Law Firm, P.C.